Exhibit 10.22

[xxxx]

Vénissieux, ………, 2015

Objet : Free shares

Dear [xxxx],

We are pleased to inform you that, on proposal of your hierarchy, the Board meeting of Flamel Technologies held on December 11, 2014 granted to you

[xxxx] free shares of the Company,

according to the authorization provides by the Shareholders’ Meeting on June 24, 2014 and according to the rules governing the plan for allocation of free shares of December 2014 (attached document).

We remind you that, as a non-French resident, you will become the owner of the shares at the end of a four-year acquisition period subject to the condition that there will be an employment contract between you and the Company at the end of a two-year period starting on the date of grant. You will find details of these rules in the attached document.

As a consequence, you will become the owner of the shares allocated to you as of December 12, 2018 if you are still in employment with Flamel Technologies on December 12, 2016.

As an exception, you will notice that you shall be entitled to retain your allocation right in the event of retirement, disability (2nd and 3rd category) and redundancy for economical reasons, although no longer employed by the Company at the end of this two-year period.

The [xxxx] shares of which you will be the owner as of December 12, 2018, will be entered in a pure registered account by the establishment acting as the account-keeper and custodian.

You will be able to dispose of the free shares allocated to you, as of December 13, 2018.

We thank you in advance to duly sign and state “Lu et approuvé”, the present letter and the attached document “Rules governing the free share plan - December 2014” and return them to the HR Department (Nadine Vidou).

Yours sincerely,

The BENEFICIARY: FLAMEL TECHNOLOGIES

[xxxx] Michael S. Anderson